EXHIBIT 99.1

FIRST INDUSTRIAL REALTY TRUST
REPORTS SECOND QUARTER RESULTS

•	Results at High End of Guidance

•	Improved Occupancy for the Fifth Consecutive Quarter

•	Generated Net Economic Gains of $20.0 Million

•	Investments Totaled $121 Million, Sales Totaled $111 Million

CHICAGO, July 21, 2004 – First Industrial Realty Trust, Inc. (NYSE: FR), the nation’s largest provider of diversified industrial real estate, today announced results for the quarter ended June 30, 2004. Diluted earnings per share, including income from discontinued operations and before extraordinary items (EPS), was $0.37 compared to $0.48 per share for the same quarter in 2003, representing a decrease of 22.9 percent. Earnings in the quarter were $15.1 million compared to $18.4 million for the same quarter in 2003, representing a decrease of 18.2 percent year-over-year. For the six months ended June 30, 2004, EPS decreased 17.5 percent to $0.94 from $1.14.

Earnings results for the three and six months ended June 30, 2004, have been adjusted to comply with the Securities and Exchange Commission’s July 31, 2003 clarification on Emerging Issues Task Force Abstract, Topic No. D-42, (EITF D-42), “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” Accordingly, the Company incurred a non-cash earnings charge and Funds From Operations (FFO) charge of approximately $7.4 million, or $0.16 per diluted share/unit, resulting from the write off of the initial offering costs associated with the issuance of its Series D Preferred Shares and Series E Preferred Shares, which were redeemed on June 7, 2004. Excluding this non-cash charge, EPS would have increased 10.4 percent for the quarter and would have decreased 3.5 percent for the six months ending June 30, 2004.

“The fundamentals of our business are strengthening and we continue to perform well on all fronts,” said Mike Brennan, president and chief executive officer. “Due to the increasing level of activity in the industrial market, we anticipate further improvements throughout our business as we continue to use our broad operating platform to serve the needs of our customers.”

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A summary of the Company’s portfolio and investment performance and solid financial position is listed below:

Portfolio Performance

•	Leased 5.0 million square feet during the quarter and 10.5 million square feet year-to-date.

•	Occupancy increased to 88.6% at quarter end.

•	Tenant retention increased to 66.6% for the quarter.

•	Cash-on-cash rental rates declined 2.7% for the quarter, an improvement over the decline of 3.7% in the first quarter.

•	Same property net operating income (NOI) declined 1.7% for the quarter, an improvement over the decline of 2.9% in the first quarter (excluding the $10.7 million lease termination fee the Company received in the first quarter of 2003).

Investment Performance

•	For the quarter, acquisitions and developments placed in service totaled $120.8 million. This was comprised of $73.2 million of property acquisitions, encompassing 1.6 million square feet, at a stabilized weighted average 9.5% capitalization (cap) rate; and $47.6 million of new developments, encompassing 880,128 square feet, with an expected weighted average first-year stabilized yield of approximately 8.2%.

•	Year-to-date, acquisitions and developments placed in service totaled $191.3 million. This was comprised of $128.3 million of property, encompassing 3.5 million square feet, at a stabilized weighted average 10.0% cap rate; and $63.0 million of new developments, encompassing 1.2 million square feet, with an expected weighted average first-year stabilized yield of approximately 8.3%.

•	$144.5 million in property acquisitions currently under contract or letter of intent.

•	Development under construction at the end of the quarter stood at $149.0 million and occupancy increased to 72%.

•	For the quarter, sold $111.4 million of property, including land, at a weighted average 8.3% cap rate and a weighted average 25.4% unleveraged internal rate of return (IRR). Year-to-date, sold $223.0 million of property, including land, at a weighted average 8.4% cap rate and a weighted average 23.1% unleveraged IRR.

•	For the quarter, net economic gains were $20.0 million, comprised of $7.7 million from merchant sales, $1.5 million from land sales and $10.8 million from existing property sales. Year-to-date, net economic gains were $36.2 million, comprised of $15.5 million from merchant sales, $1.9 million from land sales and $18.8 million from existing property sales.

•	The Company and its partner, the Kuwait Finance House (KFH), expect to close the sale of the properties owned by their first institutional fund during the second half of 2004.

Solid Financial Position

•	Fixed-charge coverage improved to 2.4 times and interest coverage improved to 2.9 times.

•	Unencumbered assets represented 97.1% of total assets at quarter end.

•	The weighted average maturity of permanent debt at the end of the quarter was 9.9 years, one of the longest in the REIT industry.

•	100% of the Company’s permanent debt is fixed rate.

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Capital Markets Highlights

•	Raised $325 million of new capital comprised of: $75 million of preferred stock at a weighted average 6.57% dividend yield, $125 million of 6.42% senior notes due 2014, and $125 million of 5.25% senior unsecured notes due 2009.

•	Retired $300 million of capital comprised of: $200 million of preferred stock with a weighted average 7.93% dividend yield, and $100 million of 7.375% notes.

•	Renewed the Company’s $300 million unsecured revolving credit facility, extending its maturity through September 2007, at 70 basis points over LIBOR.

•	Announced plans to raise capital for new joint ventures, including: $800 million for stabilized assets, $300 million for developments, and $400 million for repositioning/ redeveloping corporate properties.

“Our recent debt and preferred stock refinancings helped us lower our cost of capital, and in the second half of the year we will begin to realize the full benefit of this,” said Mike Havala, chief financial officer.

Supplemental Reporting Measure

FFO per share/unit decreased 9.5 percent to $0.67 on a diluted basis, compared to $0.74 per share/unit on a diluted basis for the same quarter in 2003. FFO decreased 5.9 percent to $31.5 million, compared to $33.5 million for the second quarter in 2003. For the six months ended June 30, 2004, FFO per share/unit decreased 10.3 percent to $1.48 on a diluted basis, compared to $1.65 per share/unit on a diluted basis for the six months ended June 30, 2003. For the six months ended June 30, 2004, FFO decreased 7.0 percent to $69.4 million, compared to $74.7 million for the six months ended June 30, 2003. Excluding the non-cash charge related to EITF D-42, FFO per share/unit would have increased 10.8 percent for the three months ended June 30, 2004, and would have decreased 0.6 percent for the six months ending June 30, 2004. First Industrial defines FFO as net income available to common stockholders, plus depreciation and amortization of real estate, minus accumulated depreciation and amortization on real estate sold.

Outlook for 2004

“I am optimistic about the second half of the year and beyond,” Brennan continued. “Our value-creation business model continues to demonstrate its merits and we are positioned to further benefit from the strengthening environment. Additionally, shareholders will benefit from yet another driver of growth when we launch our new joint venture funds.

“We are reaffirming our full-year 2004 EPS range to between $2.00 and $2.20. This estimate assumes slightly negative same property NOI growth in 2004, excluding the $10.7 million in income related to a lease termination fee the Company received in the first quarter of 2003. Sales volume in 2004 is assumed to be approximately $400 million to $500 million with an 8.0% to 9.0% average cap rate, with book gains from property sales/fees of between $107 million and $117 million. Investment volume assumptions for 2004, which include both new developments and acquisitions, are approximately $400 million to $500 million with an 8.5% to 9.5% average cap rate. We estimate full-year 2004 FFO per share/unit in the range of $3.20 to $3.40, with third quarter 2004 FFO per share/unit in the range of $0.85 to $0.95. Our assumption for net economic gains for 2004 is between $70 million and $80 million.”

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	Low End of	High End of
	Guidance for	Guidance for	Low End of	High End of
	3Q 2004	3Q 2004	Guidance for 2004	Guidance for 2004
	(Per share/unit)	(Per share/unit)	(Per share/unit)	(Per share/unit)
Net Income Available to Common Stockholders	$0.53	0.63	$2.00	$2.20
Add: Real Estate Depreciation/Amortization	0.48	0.48	1.99	1.99
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(0.16)	(0.16)	(0.79)	(0.79)

FFO	$0.85	$0.95	$3.20	$3.40

Brennan continued, “A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the overall economy, the supply and demand of industrial real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results for 2004. However, I believe that First Industrial has the proper strategic and tactical design to deliver such results. We believe our I-N-D-L infrastructure – with its offensive and defensive characteristics – will continue to support our efforts and prove its value.”

Company Information

First Industrial Realty Trust, Inc., the nation’s largest provider of diversified industrial real estate, serves every aspect of Corporate America’s industrial real estate needs, including customized supply chain solutions, through its unique I-N-D-L operating platform, which utilizes a pure Industrial focus and National scope to provide Diverse facility types, while offering Local, full-service management and expertise. Building, buying, selling, leasing and managing industrial property in major markets nationwide, First Industrial develops long term relationships with corporate real estate directors, tenants and brokers to better serve customers with creative, flexible industrial real estate solutions.

Forward-Looking Information

This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

A schedule of selected financial information is attached.

First Industrial Realty Trust, Inc. will host a quarterly conference call at 10 a.m. CDT, 11 a.m. EDT, on Thursday, July 22, 2004. The call-in number is (800) 865-4460 and the passcode is “First Industrial.” The conference call will also be available live on First Industrial’s web site, www.firstindustrial.com, under the “Investor Relations” tab. Replay will also be available on the web site.

The Company’s second quarter supplemental information can be viewed on First Industrial’s web site, , under the “Investor Relations” tab. For a hard copy of the Company’s quarterly supplemental information report or other investor materials, please contact:

Karen Henderson
First Industrial Realty Trust, Inc.
311 South Wacker Drive, Suite 4000
Chicago, IL 60606
Phone: (312) 344-4335 — Facsimile: (312) 922-9851

FIRST INDUSTRIAL REALTY TRUST, INC.

Selected Financial Data
(In thousands, except for per
share/unit and property data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Statement of Operations and Other Data:
Total Revenues	$80,243	$75,871	$162,359	$160,560

Property Expenses	(26,881)	(25,255)	(55,124)	(52,059)
General & Administrative Expense	(9,665)	(7,223)	(16,888)	(13,987)
Amortization of Deferred Financing Costs	(464)	(437)	(910)	(875)
Depreciation of Corporate F,F&E	(321)	(319)	(640)	(627)
Depreciation and Amortization of Real Estate	(23,174)	(17,292)	(44,666)	(33,677)

Total Expenses	(60,505)	(50,526)	(118,228)	(101,225)

Interest Income	866	479	1,578	1,255
Interest Expense	(23,986)	(23,966)	(47,684)	(47,792)
Gain on Settlement of Interest Rate Protection Agreement (d)	1,450	—	1,450	—
Loss from Early Retirement of Debt	—	—	—	(1,466)

Income (Loss) from Continuing Operations Before Equity in Net Income of Joint Ventures and Income Allocated to Minority Interest	(1,932)	1,858	(525)	11,332

Equity in Net Income of Joint Ventures (c)	301	269	546	443
Minority Interest Allocable to Continuing Operations	1,924	472	2,401	(264)

Income from Continuing Operations	293	2,599	2,422	11,511

Income from Discontinued Operations (Including Gain on Sale of Real Estate of $26,906 and $16,374 for the Three Months Ended June 30, 2004 and 2003, respectively, and $51,637 and $34,831 for the Six Months Ended June 30, 2004 and 2003, respectively (b))	27,881	21,181	54,869	45,296
Minority Interest Allocable to Discontinued Operations (b)	(3,834)	(3,147)	(7,693)	(6,731)

Income Before Gain on Sale of Real Estate	24,340	20,633	49,598	50,076

Gain on Sale of Real Estate	3,337	3,336	6,583	4,636
Minority Interest Allocable to Gain on Sale of Real Estate	(459)	(496)	(923)	(689)

Net Income	27,218	23,473	55,258	54,023

Preferred Dividends	(4,790)	(5,044)	(9,834)	(10,088)
Redemption of Series D and E Preferred Stock (e)	(7,359)	—	(7,359)	—

Net Income Available to Common Stockholders	$15,069	$18,429	$38,065	$43,935

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO FFO (a) AND FAD (a)

Net Income Available to Common Stockholders	$15,069	$18,429	$38,065	$43,935

Add: Depreciation and Amortization of Real Estate	23,174	17,292	44,666	33,677
Add: Depreciation and Amortization of Real Estate — Included in Discontinued Operations	595	2,446	1,602	4,998
Add: Minority Interest	2,369	3,171	6,215	7,684
Add: Depreciation and Amortization of Real Estate- Joint Ventures (c)	476	301	909	685
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(10,194)	(8,166)	(22,021)	(16,084)
Less: Accumulated Depreciation/Amortization on Real Estate Sold- Joint Ventures (c)	—	(10)	(5)	(222)

Funds From Operations (“FFO”)(a)	$31,489	$33,463	$69,431	$74,673

Add: Loss From Early Retirement of Debt	—	—	—	1,466
Add: Restricted Stock Amortization	1,930	1,506	3,334	2,637
Add: Amortization of Deferred Financing Costs	464	437	910	875
Add: Depreciation of Corporate F,F&E	321	319	640	627
Add: Redemption of Series D and E Preferred Stock (e)	7,359	—	7,359	—
Less: Non-Incremental Capital Expenditures	(10,969)	(11,439)	(18,187)	(20,158)
Less: Straight-Line Rent	(1,116)	(285)	(2,812)	(686)

Funds Available for Distribution (“FAD”)(a)	$29,478	$24,001	$60,675	$59,434

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO EBITDA(a) AND NOI(a)

Net Income Available to Common Stockholders	$15,069	$18,429	$38,065	$43,935

Add: Interest Expense	23,986	23,966	47,684	47,792
Add: Depreciation and Amortization of Real Estate	23,174	17,292	44,666	33,677
Add: Depreciation and Amortization of Real Estate — Included in Discontinued Operations	595	2,446	1,602	4,998
Add: Preferred Dividends	4,790	5,044	9,834	10,088
Add: Redemption of Series D and E Preferred Stock (e)	7,359	—	7,359	—
Add: Income Allocated to Minority Interest	2,369	3,171	6,215	7,684
Add: Loss From Early Retirement of Debt	—	—	—	1,466
Add: Amortization of Deferred Financing Costs	464	437	910	875
Add: Depreciation of Corporate F,F&E	321	319	640	627
Add: Depreciation and Amortization of Real Estate- Joint Ventures (c)	476	301	909	685
Less: Accumulated Depreciation/Amortization on Real Estate Sold- Joint Ventures (c)	—	(10)	(5)	(222)
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(10,194)	(8,166)	(22,021)	(16,084)

EBITDA (a)	$68,409	$63,229	$135,858	$135,521

Add: General and Administrative Expense	9,665	7,223	16,888	13,987
Less: Net Economic Gains/(Losses)	(20,049)	(11,544)	(36,199)	(23,383)
Less: Equity in FFO of Joint Ventures (c)	(777)	(560)	(1,450)	(906)

Net Operating Income (“NOI”)(a)	$57,248	$58,348	$115,097	$125,219

Weighted Avg. Number of Shares/Units Outstanding- Basic	46,909	45,240	46,569	45,219
Weighted Avg. Number of Shares/Units Outstanding- Diluted	47,156	45,367	46,940	45,304
Weighted Avg. Number of Shares Outstanding- Basic	40,336	38,446	39,933	38,416
Weighted Avg. Number of Shares Outstanding- Diluted	40,584	38,573	40,304	38,502

Per Share/Unit Data:
FFO:
- Basic	$0.67	$0.74	$1.49	$1.65
- Diluted	$0.67	$0.74	$1.48	$1.65
Income (Loss) from Continuing Operations Less Preferred Stock Dividends and Redemption of Series D and E Preferred Stock Per Weighted Average Common Share Outstanding:
- Basic	$(0.22)	$0.01	$(0.23)	$0.14
- Diluted	$(0.22)	$0.01	$(0.23)	$0.14
Net Income Available to Common Stockholders Per Weighted Average Common Share Outstanding:
- Basic	$0.37	$0.48	$0.95	$1.14
- Diluted	$0.37	$0.48	$0.94	$1.14
Dividends/Distributions	$0.6850	$0.6850	$1.3700	$1.3700

FFO Payout Ratio	102.0%	92.6%	91.9%	83.0%
FAD Payout Ratio	109.0%	129.1%	105.1%	104.2%

Balance Sheet Data (end of period):
Real Estate Before Accumulated Depreciation	$2,739,957	$2,771,121
Real Estate Held For Sale, Net	14,787	11,244
Total Assets	2,680,866	2,633,814
Debt	1,475,791	1,453,630
Total Liabilities	1,605,491	1,587,061
Stockholders’ Equity and Minority Interest	$1,075,375	$1,046,753

Property Data (end of period):
Total Properties	814	888
Total Gross Leasable Area (in sq ft)	59,178,370	60,406,901
Occupancy	88.6%	87.4%

a)	Investors in and analysts following the real estate industry utilize FFO, NOI, EBITDA and FAD, variously defined, as supplemental performance measures. While the Company believes net income available to common stockholders, as defined by GAAP, is the most appropriate measure, it considers FFO, NOI, EBITDA and FAD, given their wide use by and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. FAD provides a tool to further evaluate ability to fund dividends. In addition, FFO, NOI, EBITDA and FAD are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

The Company calculates FFO to be equal to net income available to common stockholders plus depreciation and amortization on real estate minus accumulated depreciation and amortization on real estate sold.

NOI is defined as revenues of the Company, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses. NOI includes NOI from discontinued operations.

EBITDA is defined as NOI plus the equity in FFO of the Company’s joint ventures, which are accounted for under the equity method of accounting, plus Net Economic Gains (Losses), minus general and administrative expenses. Net Economic Gains/Losses are calculated by subtracting from gain on sale of real estate (calculated in accordance with GAAP, including gains on sale of real estate classified as discontinued operations) the recapture of accumulated depreciation and amortization on real estate sold. EBITDA includes EBITDA from discontinued operations.

FAD is defined as EBITDA minus GAAP interest expense, minus preferred stock dividends, minus preferred stock redemption costs, minus straight-line rental income, plus restricted stock amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures are building improvements and leasing costs required to maintain current revenues.

FFO, NOI, EBITDA and FAD do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, EBITDA and FAD should not be considered as substitutes for net income available to common stockholders (calculated in accordance with GAAP), as a measure of results of operations, or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, EBITDA and FAD as calculated by the Company may not be comparable to similarly titled, but differently calculated, measures of other REITs or to the definition of FFO published by NAREIT.

b)	In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 requires that the operations and gain (loss) on sale of qualifying properties sold and properties that were classified as held for sale be presented in discontinued operations. FAS 144 also requires that prior periods be restated.

c)	Represents the Company’s share of net income, depreciation and amortization of real estate and accumulated depreciation and amortization on real estate sold from the Company’s joint ventures in which it owns minority equity interests.

d)	In March 2004, the Company entered into an interest rate protection agreement which fixed the interest rate on a forecasted offering of unsecured debt which it designated as a cash flow hedge. This interest rate protection agreement had a notional value of $73,500, was effective from August 15, 2004 through August 15, 2009 and fixed the LIBOR swap rate at 3.326%. In May 2004, the Company reduced the projected amount of the future debt offering and settled $24,500 of this interest rate protection agreement for proceeds in the amount of $1,450.

e)	In accordance with the Securities and Exchange Commission’s July 31, 2003 clarification on Emerging Issues Task Force Abstract, Topic No. D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the Company recognized a charge during the three months ended June 30, 2004 from the redemption of its Series D and E Preferred Stock in the amount of $7,359, which represents the write-off of initial offering costs associated with the original issuances.